YTB International, Inc. Code of Ethics

The Board of Directors of YTB International, Inc. (the “Company” or “YTB”) has adopted this Code of Ethics (this “Code”) to:

•	define the Company’s expectations for the ethical conduct of its business;

•	promote honesty and fair dealing, including the ethical handling of actual or apparent conflicts of interest;

•	promote full, fair, accurate, timely and understandable disclosure of relevant Company information;

•
promote compliance with applicable laws, rules and regulations, including, but not limited to, the rules of (i) the United States Securities and Exchange Commission; (ii) the National Association of Securities Dealers; and (iii) generally accepted accounting principles;

•	encourage prompt reporting of violations of this Code; and

•	deter wrongdoing and create accountability for adherence to this Code.

YTB’s officers, directors, employees, and other individuals in comparable capacities (collectively, “Company Personnel”) are expected to be familiar with this Code and to adhere to the principles and procedures set forth herein. Additional policies and procedures of the Company shall include, but shall not be limited to, (i) the Whistleblower Policy, (ii) the Disclosure Controls and Procedures Policy and (iii) the Policy Statement Regarding Insider Trading. Company Personnel should be familiar with the policies and procedures set forth in these documents (as and when adopted), as well as all other policies and procedures, applicable to their conduct. For questions regarding this Code, the initial contact person is the Company’s Corporate Compliance Officer, John D. Clagg. The persons serving as the Company’s Corporate Compliance Officer, directors and executive officers may change from time to time, and shall be identified on the Company’s website located at www.ytbi.com/investor.

Company Personnel owe a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies. Deceit and subordination of principle are inconsistent with integrity. In addition, acting with integrity requires that we observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies and that we adhere to a high standard of business ethics.

I. Conflicts of Interest

Company Personnel should avoid actual conflicts of interest and the appearance of conflicts of interest. A “conflict of interest” occurs when an individual’s private interest is not aligned with the interests of the Company. A conflict of interest can arise when an individual takes actions or has interests, either directly or indirectly (including the interests of immediate family members), that compromise the performance of his or her duties to the Company. Put another way, the interests of the Company should never be subordinated to personal gain or advantage.

In particular, clear conflict of interest situations involving Company Personnel who occupy supervisory positions or who have discretionary authority in dealing with a third party may include, among others:

•	any significant ownership interest in, or financial arrangement with, any supplier, customer, development partner or competitor of the Company;

•	any consulting or employment relationship with any supplier, customer, development partner or competitor of the Company;

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

•
the receipt, either by Company Personnel or their families, of non-nominal gifts or excessive entertainment from any company or individual with which the Company has current or prospective business dealings; and

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as a third party.

Any proposed transaction or relationship that could reasonably be expected to give rise to a conflict of interest, or the appearance of a conflict of interest, must be discussed with the Corporate Compliance Officer and an executive officer or director, as soon as possible and in any event prior to the date that the relationship is created or the transaction is entered into by the Company and such person(s).

In any of the above circumstances involving “Related Persons,” as defined below, such transactions or relationships must also be reviewed by the Company’s Audit Committee, in accordance with current law and U.S. GAAP. For the purposes of this Code, a “Related Person” includes any director of the Company, executive officer of the Company, holder of more than 5% of the Company’s stock or immediate family member of any such person. In each such case, the person involved will work with the Corporate Compliance Officer, the executive officers or directors, as appropriate, to monitor the conflict of interest (or appearance thereof) and assure that the individual who has the conflict is acting in the best interest of the Company and its stockholders.

II. Disclosure

Anyone involved in the Company’s disclosure process is required to be familiar with and comply with the Company’s Disclosure Policy. Additionally, such persons must ensure that the Company’s public reports and documents comply in all material respects with the applicable federal securities laws. Supervisory personnel should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Company Personnel who are involved in the Company’s disclosure process must:

•	be familiar with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company;

•
not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accounting firm, governmental regulators and self-regulatory organizations; and

•	properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

III. Accurate Reporting of Company Information

It is the Company’s goal to keep accurate business records to make sure that those records reflect actual transactions and payments in its system of internal controls. Facts should be recorded and reported accurately, honestly, and objectively. Company Personnel shall not hide or fail to record any funds, assets, or transactions. Furthermore, such persons shall be accurate and honest in reporting or recording the Company’s business expenses, time worked, research test results, production data, expense reports, and all other business-related activities.

IV. Confidential Business Information

Company Personnel who learn of confidential business information about YTB or other companies or persons with whom YTB does business, shall keep such information confidential, and shall not disclose such information to third parties without first receiving the proper authority to do so.

V. Contracts with Third Parties

The Company sometimes uses outside people or organizations to help conduct its business and act on its behalf. Where the actions of such third parties may impact matters described in this Code, Company Personnel should make the third parties aware of this Code and ensure compliance herewith. They may be called agents, representatives, consultants, independent contractors, distributors, suppliers, or the like.

VI. Fairness in Competitive Activity

Company Personnel shall not discuss the following with competitors: prices or pricing policies (past, present and future), bids, discounts, promotions, costs, profits, customers, territorial markets, production capacities or plans, distribution or selling strategies, pending research, and the like. The Company shall not use unfair or deceptive acts or practices, including false or misleading advertising, or any other form of misrepresentation.

VII. Gifts and Entertainment

Although Company Personnel may occasionally exchange modest business courtesies with customers and suppliers, such activities should not be so substantial as to create the appearance of attempting to influence purchasing decisions or contracting decisions. Company Personnel shall not accept or give any gifts in the form of cash or cash equivalents.

VIII. Prohibition against Bribes, Kickbacks, Unlawful Payments, and Other Corrupt Practices

All of the Company’s products and services shall be marketed and sold solely on the basis of price, quality, and service. We do not offer, make, or authorize payment of money or anything of value, directly or indirectly, in order to:

1)	Illegally influence the judgment or conduct, or create a desired outcome or action by, any individual, customer, company or company representative; or
2)	Obtain or retain business, or influence any act or decision of a government official, political party, or candidate for political office.

In addition to this Code, Company Personnel should become aware of the laws and regulations relating to the conduct of business in the travel services and network marketing industries, including those relating to fraud and abuse, and privacy protection.

IX. Reporting and Accountability

The Company’s Board of Directors is ultimately responsible for applying and interpreting this Code in any particular situation. Company Personnel who become aware of an existing or potential violation of this Code shall notify the Corporate Compliance Officer promptly. Failure to report a violation of this Code is itself a violation of the Code. In the event an individual believes that the Corporate Compliance Officer is involved in a violation of this Code, the Chief Executive Officer and outside counsel to the Company, Reed Smith LLP, should be notified as soon as possible.

If Company Personnel are uncomfortable speaking with the Corporate Compliance Officer about a violation of the Code; such persons may contact Andrew Wilder, the Chairman of the Audit Committee of the Board of Directors or any executive officer. Company Personnel may also submit a report regarding a matter confidentially or anonymously. In order to submit a matter to Mr. Wilder, Company Personnel may contact him as follows:

Mr. Andrew Wilder
Chairman of the Audit Committee
Address: Israeloff, Trattner & Co. P.C.
1225 Franklin Avenue
Garden City, NY 11530
Phone: (516) 240-3300
Fax: (516) 240-3310

In accordance with the YTB International, Inc. Whistleblower Policy, no one may retaliate against any person for good faith reports of potential violations of this Code.

X. Waiver

From time to time, the Company may in limited circumstances waive some provisions of this Code to address equitable concerns raised to the Company’s Board of Directors. Such waivers will not be granted unless truly necessary and warranted, and will only be done in a limited and qualified manner. Any waiver of this Code for executive officers or directors of the Company may be made only by the Board of Directors and must be promptly disclosed as required by Securities and Exchange Commission and the rules of any national securities exchange on which the Company’s stock may be listed. Any waiver for other employees may be made only by the Board of Directors or a committee of the Board of Directors comprised solely of independent directors.

DECISION TESTS
When trying to make a decision or determine an appropriate course of action involving the principles set forth herein, Company Personnel should ask themselves:
Is my action honest and truthful?
Is my action ethical and legal?
Does my action comply with YTB’s policies and procedures, as well as with the spirit of its policies and procedures?
How would my action look in the newspaper or on television? Would it appear to be improper, or make me feel embarrassed?